Exhibit 99.1

SUPERVALU Reports Record Sales and Earnings for Fourth Quarter and Fiscal 2008

Achieves Second Consecutive Year of Double Digit Earnings Per Share Growth Following Its Transformational Acquisition

Affirms Fiscal 2009 Guidance

MINNEAPOLIS--(BUSINESS WIRE)--SUPERVALU INC. (NYSE: SVU) today reported record sales and earnings for the fourth quarter of fiscal 2008. The company reported record fourth quarter net sales of $10.4 billion compared to $10.3 billion last year, record net earnings of $156 million, an increase of 30 percent compared to $120 million last year, and record diluted earnings per share of $0.73, an increase of 28 percent compared to $0.57 last year. Fourth quarter fiscal 2008 and fourth quarter fiscal 2007 results included after-tax charges for one-time acquisition-related costs of $9 million and $11 million, respectively, or $0.04 and $0.05 per diluted share, respectively. Fourth quarter diluted earnings per share increased 5 percent to $0.77 compared to $0.73 last year when adjusting for one-time acquisition-related costs in both years and non-cash charges of $23 million after-tax, or $0.11 per diluted share in fiscal 2007 related to the sale of Scott’s Food and Pharmacy.

For fiscal 2008, the company reported record net sales of $44.0 billion, an increase of 18 percent compared to $37.4 billion last year, record net earnings of $593 million, an increase of 31 percent compared to $452 million last year, and record diluted earnings per share of $2.76, an increase of 19 percent compared to $2.32 last year. Fiscal 2008 and fiscal 2007 results included after-tax charges for one-time acquisition-related costs of $45 million and $40 million, respectively, or $0.21 and $0.20 per diluted share, respectively. Full year diluted earnings per share increased 13 percent to $2.97 compared to $2.64 last year when adjusting for one-time acquisition-related costs in both years and non-cash charges of $23 million after-tax or $0.12 per diluted share in fiscal 2007 related to the sale of Scott’s Food and Pharmacy. Fiscal 2008 results include 52 weeks of the acquired operations compared to 38 weeks last year as a result of the June 2, 2006 acquisition of Albertson’s, Inc. (“Albertsons”) premier retail properties.

Jeff Noddle, SUPERVALU chairman and chief executive officer said, “In fiscal 2008, we achieved many important milestones, including record net sales and earnings, $40 million in pretax synergies and a second year of double-digit diluted earnings per share growth following our transformational acquisition. Looking to fiscal 2009, we remain focused on our integration initiatives, including the implementation of key merchandising programs and the continued roll-out of our Premium, Fresh and Healthy remodel program. We are confident the steps we are taking in fiscal 2009 position us well to maximize the future potential of the company.”

Fourth Quarter Results

Fourth quarter retail net sales were $8.1 billion compared to $8.2 billion last year, primarily reflecting the impact of store closures in the acquired operations combined with flat identical store sales. Retail square footage decreased 2.5 percent from the fourth quarter of fiscal 2007 with the previously announced closure of underperforming stores which more than offset new store square footage. When excluding store closures, total retail square footage increased 2.3 percent over the fourth quarter of fiscal 2007.

Fourth quarter supply chain services net sales were $2.3 billion compared to $2.1 billion last year, an increase of 7.2 percent, primarily reflecting new business growth and lower than normal customer attrition.

The company’s business segment mix changed slightly in the fourth quarter this year compared to last year. Retail net sales in the fourth quarter represented 78 percent of total net sales compared to 79 percent last year. Supply chain services net sales increased to 22 percent compared to 21 percent last year.

Gross profit margin in the fourth quarter decreased as a percent of net sales 20 basis points to 23.3 percent. When adjusting for the 30 basis point impact from the business segment mix change, gross profit margin increased by 10 basis points.

Selling and administrative expenses in the fourth quarter as a percent of net sales decreased 50 basis points to 19.3 percent. When adjusting for the 30 basis point impact from the business segment mix change, selling and administrative expenses decreased 20 basis points primarily reflecting lower depreciation expense as well as cycling the prior year charge related to the sale of Scott’s Food and Pharmacy.

Reported operating earnings for the fourth quarter were a record $417 million, or 4.0 percent of sales compared to $379 million, or 3.7 percent of sales last year. Retail food operating earnings were a record $374 million, or 4.6 percent of sales, compared with $363 million, or 4.5 percent of sales last year. Supply chain services operating earnings were a record $75 million, or 3.3 percent of sales, compared with $55 million, or 2.6 percent of sales last year.

Net interest expense for the fourth quarter was $157 million compared to $173 million last year reflecting lower borrowing levels and interest rates.

SUPERVALU’s effective tax rate for the fourth quarter was 40.0 percent in contrast to the 41.9 percent rate in the fourth quarter last year. Excluding the impact in both years of goodwill write-offs in connection with the disposal of assets, the annual effective tax rates for fiscal 2008 and fiscal 2007 were 39.0 percent and 38.6 percent, respectively.

Capital spending for fiscal 2008 was $1.3 billion, including the in-market acquisition of eight stores in Wyoming and approximately $36 million in capital leases. In fiscal 2008, the company completed 141 major remodels, 25 minor remodels and 27 new stores. Capital spending primarily included new retail stores, store remodeling activity and technology expenditures.

Total debt to capital was 60 percent at the end of fiscal 2008 compared to 64 percent at fiscal 2007 year-end. The total debt to capital ratio is calculated as total debt, which includes current and long-term debt and obligations under capital leases, divided by the sum of total debt and total stockholders' equity.

Commenting on debt reduction Noddle added, “Our strong cash flow management has enabled us to significantly reduce debt, beating our goal of $400 million by June 2008. In fact since the acquisition we have achieved $698 million in debt reduction, due in part to lower cash tax payments related to the Albertsons transaction. We are again committing to an additional $400 million reduction for fiscal 2009.”

Diluted weighted-average shares outstanding for the fourth quarter were 213 million shares compared to 211 million shares last year. As of February 23, 2008, SUPERVALU had 212 million shares outstanding.

Fiscal 2009 Guidance

The company affirmed its fiscal 2009 earnings guidance range of $3.06 to $3.22 per diluted share on a GAAP basis and $3.10 to $3.25 on an adjusted basis when excluding one-time acquisition-related costs.

	Diluted Earnings Per Share Summary
	Fiscal 2009	Fiscal 2008
	Guidance	Actual
Diluted earnings per share on a GAAP basis	$3.06 to $3.22	$2.76
One-time acquisition-related costs	$0.04 to $0.03	$0.21
Diluted earnings per share before one-time costs	$3.10 to $3.25	$2.97
Weighted-average diluted shares outstanding (millions)	215 to 217	215

SUPERVALU’s fiscal 2009 guidance includes the following assumptions:

  Net sales are estimated to be approximately $45.0 to $45.5 billion, including an approximate benefit of $800 million from the 53rd week in the fiscal year;
  Diluted earnings per share will benefit approximately $0.06 from the 53rd week;
  Identical store sales growth, excluding fuel, is projected to be in the range of 1 to 2 percent;
  Sales attrition in the traditional food distribution business will be approximately 2 to 4 percent for the year. This rate is exclusive of new business and the multi-year migration of Target Corporation volume to self distribution;
  Consumer spending will continue to be pressured by inflation and the economy;
  Capital spending is projected to be approximately $1.3 billion, which will include 165 major store remodels, approximately 15 new traditional supermarkets and 55 to 65 limited assortment stores, including 30 licensed stores;
  Debt reduction is estimated to be $400 million;
  Incremental synergy benefits in fiscal 2009, relating to the Albertsons acquisition, are estimated to be approximately $40 to $50 million pre-tax;
  One-time acquisition-related costs are expected to be approximately $11 to $16 million pre-tax in fiscal 2009; and
  The effective tax rate is estimated to be approximately 39 percent.

A conference call to review the fourth quarter and year results is scheduled for today at 9:00 a.m. (CDT). A live Web cast of the call will be available at http://investor.supervalu.com. An archive of the call is accessible via telephone by dialing (706) 645-9291 with passcode 42840114 and through the company’s Web site at www.supervalu.com. The conference call archive will be available through May 8, 2008.

About SUPERVALU INC

SUPERVALU INC. is one of the largest companies in the United States grocery channel with estimated annual sales of $44 billion. SUPERVALU holds leading market share positions across the U.S. with its approximately 2,475 retail grocery locations. Through SUPERVALU’s nationwide supply chain network, the company provides distribution and related logistics support services to more than 5,000 grocery endpoints across the country. SUPERVALU currently has approximately 192,000 employees. For more information about SUPERVALU visit www.supervalu.com.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for the historical and factual information contained herein, the matters set forth in this news release, particularly those pertaining to SUPERVALU’s expectations or future operating results, statements as to the progress and expected benefits of the combination of the operations of Albertson’s, Inc. that were acquired in June 2006 with those of SUPERVALU, such as efficiencies, cost savings, synergies, market profile and financial strength, and the competitive ability and position of the combined company, and other statements identified by words such as "estimates," "expects," "projects," "plans," and similar expressions are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of economic and industry conditions, competition, security and food and drug safety issues, the integration of Albertsons operations, store expansion and remodeling, liquidity, labor relations issues, escalating costs of providing employee benefits, regulatory matters, self insurance, legal and administrative proceedings, information technology, security, severe weather, natural disasters and adverse climate changes continued provision of transition support services and accounting matters and other risk factors relating to our business or industry as detailed from time to time in SUPERVALU's reports filed with the SEC. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. Unless legally required, SUPERVALU undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Quarter Ended		Fiscal Quarter Ended
(In millions, except per share data)	February 23, 2008	% of sales	February 24, 2007	% of sales

Net sales	$10,386	100.0%	$10,300	100.0%
Cost of sales	7,967	76.7%	7,875	76.5%
Gross profit	2,419	23.3%	2,425	23.5%

Selling, general and administrative expenses	2,002	19.3%	2,046	19.8%
Operating earnings	417	4.0%	379	3.7%

Interest expense, net	157	1.5%	173	1.7%
Earnings before income taxes	260	2.5%	206	2.0%
Income tax expense	104	1.0%	86	0.8%

Net earnings	$156	1.5%	$120	1.2%

Net earnings per common share
Basic	$0.74		$0.57
Diluted	$0.73		$0.57
Weighted average common shares outstanding
Basic	212		208
Diluted	213		211
SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Fiscal Year-to-Date Ended		Fiscal Year-to-Date Ended
(In millions, except per share data)	February 23, 2008	% of sales	February 24, 2007	% of sales

Net sales	$44,048	100.0%	$37,406	100.0%
Cost of sales	33,943	77.1%	29,267	78.2%
Gross profit	10,105	22.9%	8,139	21.8%

Selling, general and administrative expenses	8,421	19.1%	6,834	18.3%
Operating earnings	1,684	3.8%	1,305	3.5%

Interest expense, net	707	1.6%	558	1.5%
Earnings before income taxes	977	2.2%	747	2.0%
Income tax expense	384	0.9%	295	0.8%

Net earnings	$593	1.3%	$452	1.2%

Net earnings per common share
Basic	$2.80		$2.38
Diluted	$2.76		$2.32
Weighted average common shares outstanding
Basic	211		189
Diluted	215		196

Note: SUPERVALU's fiscal 2008 year ended February 23, 2008 includes 52 weeks of combined results compared to year ended fiscal 2007 which included 38 weeks of acquired operations

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SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Quarter Ended	Fiscal Quarter Ended
(In millions, except per share data)	February 23, 2008	February 24, 2007

Net sales
Retail food and drug	$8,083	$8,152
	78%	79%
Supply chain services	2,303	2,148
	22%	21%
Total net sales	$10,386	$10,300
	100.0%	100.0%

Operating earnings
Retail food and drug operating earnings	$374	$363
Supply chain services operating earnings	75	55
General corporate expenses	32	39
Total operating earnings	417	379
Interest expense, net	157	173
Earnings before income taxes	$260	$206
Income tax expense	104	86
Net earnings	$156	$120

LIFO charge	$4	$-

Depreciation and amortization
Retail food and drug	$208	$233
Supply chain services	22	22
Total	$230	$255
SUPERVALU INC. and Subsidiaries
CONSOLIDATED COMPOSITION OF NET SALES AND OPERATING EARNINGS
(unaudited)

	Fiscal Year-to-Date	Fiscal Year-to-Date
	Ended	Ended
(In millions, except per share data)	February 23, 2008	February 24, 2007

Net sales
Retail food and drug	$34,341	$28,016
	78%	75%
Supply chain services	9,707	9,390
	22%	25%
Total net sales	$44,048	$37,406
	100.0%	100.0%

Operating earnings
Retail food and drug operating earnings	$1,550	$1,179
Supply chain services operating earnings	274	257
General corporate expenses	140	131
Total operating earnings	1,684	1,305
Interest expense, net	707	558
Earnings before income taxes	$977	$747
Income tax expense	384	295
Net earnings	$593	$452

LIFO charge	$30	$18

Depreciation and amortization
Retail food and drug	$922	$783
Supply chain services	95	96
Total depreciation and amortization	$1,017	$879

Note: SUPERVALU's fiscal 2008 year ended February 23, 2008 includes 52 weeks of combined results compared to year ended fiscal 2007 which included 38 weeks of acquired operations

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SUPERVALU INC. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(unaudited)
	February 23,	February 24,
	2008	2007

ASSETS
Current assets
Cash and cash equivalents	$243	$285
Accounts and notes receivable, net	951	957
Inventories	2,776	2,749
Prepaid and other current assets	177	469
Total current assets	4,147	4,460

Land, buildings, leasehold improvements and equipment, net	7,533	8,415

Goodwill	6,957	5,921

Intangibles, net	1,952	2,450

Other assets	473	456

Total assets	$21,062	$21,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,354	$3,548
Current maturities of long-term debt and capital lease obligations	331	286
Other current liabilities	922	871
Total current liabilities	4,607	4,705

Long-term debt and obligations under capital leases	8,502	9,192

Other long-term liabilities and deferred credits	2,000	2,499

Total stockholder's equity	5,953	5,306

Total liabilities and stockholders’ equity	$21,062	$21,702

CONTACT:
SUPERVALU INC.
Investors and Financial Media:
David Oliver, 952-828-4540
david.m.oliver@supervalu.com
or
Jean Giese, 952-828-4939
jean.giese@supervalu.com